UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

(Name of Registrant as Specified In Its Charter)

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1915 Rexford Road      Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2007 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 10, 2007, for the following purposes:

(1)	To elect three directors to a term of three years;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2007;

(3)	To consider and vote on a stockholder proposal; and

(4)	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 12, 2007 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

TERRY S. LISENBY

Chief Financial Officer, Treasurer

and Executive Vice President

March 26, 2007

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2007 annual meeting of stockholders to be held on Thursday, May 10, 2007, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Nucor Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Shares Entitled to Vote

The record date for the annual meeting is March 12, 2007. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 301,548,731 shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

Election of Directors.    The three director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, any shares not voted with respect to a director nominee will have no effect.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for director under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

Other Items.    For any other item, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, the proposals to elect directors and ratify the independent registered public accounting firm are considered “discretionary” matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions.

In contrast, the stockholder proposal is a “non-discretionary” matter. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on the proposal. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted will not be included in determining whether a quorum is present.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the three director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2007 and AGAINST the approval of the stockholder proposal.

Delivery of Proxy Materials and Annual Report

The 2006 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 27, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Nucor’s Board of Directors is divided into three classes with two or three directors serving in each class. Each director serves for a three-year term with one class of directors being elected at each annual meeting. All directors will hold office until their successors have been duly elected and qualified. Our Board of Directors has affirmatively determined that each director, other than Daniel R. DiMicco, has no material relationships with Nucor (other than as directors) and is “independent” within the meaning of the NYSE’s current listing standards.

The terms of three directors, Daniel R. DiMicco, James D. Hlavacek and Raymond J. Milchovich will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. DiMicco, Dr. Hlavacek and Mr. Milchovich for re-election for three-year terms ending at the annual meeting in 2010. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and shall disclose its decision and the reasons therefore in an 8-K filing with the SEC. Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or board consideration of it.

Nucor’s Board of Directors recommends a vote FOR the election of the three nominees as directors.

The following table sets forth certain information about all of the directors, including the nominees, as of February 28, 2007.

Name (and age)	Principal occupation and directorships in other public companies	Director since	Term expires
Peter C. Browning (65)	Lead Director of Nucor (effective May 2006); Former Non-Executive Chairman of Nucor (from 2000 to 2006); Former Dean, McColl Graduate School of Business (from 2002 to 2005), Former President and Chief Executive Officer (from 1998 to 2000) and President and Chief Operating Officer (from 1995 to 1998), Sonoco Products Company, a manufacturer of industrial and consumer packaging products; Director, Wachovia Corporation, Lowe’s Companies, Inc., The Phoenix Companies, Inc., Acuity Brands, Inc. and EnPro Industries, Inc.	1999	2008

Clayton C. Daley, Jr. (55)	Chief Financial Officer, The Procter & Gamble Company, a consumer products company (from 1998 to present); previously Senior Vice President (from 1998 to 1999) and Vice President and Treasurer (from 1994 to 1998), The Procter & Gamble Company	2001	2009

Daniel R. DiMicco (56)	Chairman (effective May 2006); Former Vice Chairman (from 2001 to 2006); President and Chief Executive Officer (effective September 2000); previously Executive Vice President (from 1999 to 2000) and Vice President (from 1992 to 1999), Nucor Corporation	2000	2007

Harvey B. Gantt (64)	Principal Partner, Gantt Huberman Architects, PLLC	1999	2009

Victoria F. Haynes, Ph.D. (59)	President and Chief Executive Officer, Research Triangle Institute, an independent, non-profit corporation that performs scientific research and develops technology (effective 1999); Former Vice President and Chief Technical Officer, Goodrich Corporation, a specialty chemicals and aerospace company (from 1992 to 1999); Director, The Lubrizol Corporation and PPG Industries, Inc.	1999	2008

James D. Hlavacek, Ph.D. (63)	Chairman and Chief Executive Officer, The Corporate Development Institute, Inc.; Managing Director, Market Driven Management, a management development firm	1996	2007

Bernard L. Kasriel (60)	Partner, LBO France, a private equity fund (effective September 2006); Former Vice Chairman of Lafarge, a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France (2006); Former Chief Executive Officer, Lafarge (from 2003 to 2006), Vice Chairman and Chief Operating Officer (from 1995 to 2003), Managing Director (from 1989 to 1995); Director, Lafarge, L’Oreal, Arkema and Sonoco Products Company	2007	2009

Raymond J. Milchovich (57)	Chairman, President and Chief Executive Officer, Foster Wheeler Ltd., a company that engineers and constructs facilities for the oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries (effective 2001); Former Chairman, President and Chief Executive Officer (from 1999 to 2001), and President and Chief Operating Officer (from 1997 to 1999), Kaiser Aluminum & Chemical Corporation, a producer and marketer of alumina, aluminum and aluminum fabricated products; Director, Delphi Corporation	2002	2007

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each executive officer listed in the Summary Compensation Table on page 21, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).

Executive Officers and Directors

	Shares Owned as of February 28, 2007
Name	Sole Voting and Investment Power (1)	Shared Voting and Investment Power	Shares Subject to Options	Total Beneficial Ownership (1)	Percent of Class
Peter C. Browning	13,924	—	10,678	24,602	*
Clayton C. Daley, Jr.	7,000	—	10,882	17,882	*
Daniel R. DiMicco	312,390	—	59,918	372,308	*
John J. Ferriola	129,355	—	95,532	224,887	*
Harvey B. Gantt	13,368	—	—	13,368	*
Victoria F. Haynes	9,174	—	1,948	11,122	*
James D. Hlavacek	4,400	800	10,882	16,082	*
Bernard L. Kasriel	—	—	—	—	*
Terry S. Lisenby	162,503	—	20,156	182,659	*
Hamilton Lott, Jr.	124,913	—	29,496	154,409	*
Raymond J. Milchovich	8,316	—	10,882	19,198	*
D. Michael Parrish	138,389	—	20,952	159,341	*
Joseph A. Rutkowski	162,907	340	29,496	192,743	*
All 14 directors and executive officers as a group	1,107,692	8,672	300,822	1,417,186	*

*	Represents holdings of less than 1%.

(1)	Excludes restricted stock units for which the directors and executive officers have no voting or investment power as follows: Mr. Browning, 1,709 units; Mr. Daley, 1,139 units; Mr. DiMicco, 26,597 units; Mr. Ferriola, 7,915 units; Mr. Gantt, 1,139 units; Dr. Haynes, 1,139 units; Dr. Hlavacek, 1,139 units; Mr. Lisenby, 9,498 units; Mr. Lott, 7,915 units; Mr. Milchovich, 1,139 units; Mr. Parrish, 7,915 units; Mr. Rutkowski, 7,915 units; and all 14 directors and executive officers as a group, 81,080 units.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA and related entities (1) 45 Fremont Street San Francisco, California 94105	31,314,935	10.41%

State Farm Mutual Automobile Insurance Company and related entities (2) One State Farm Plaza Bloomington, Illinois 61710	30,107,147	10.00%

(1)	Based on Schedule 13G filed with the SEC on or about January 23, 2007, reporting beneficial ownership as of December 31, 2006. That filing indicates that Barclays Global Investors, NA has sole voting power as to 21,253,476 of the shares shown, sole dispositive power as to 24,881,392 of the shares shown and unspecified beneficial ownership of 3,627,916 of the shares shown; that Barclays Global Fund Advisors has sole voting power as to 1,896,879 of the shares shown, sole dispositive power as to 1,901,534 of the shares shown and unspecified beneficial ownership of 4,655 of the shares shown; that Barclays Global Investors, Ltd. has sole voting power and sole dispositive power as to 3,128,305 of the shares shown; and that Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and sole dispositive power as to 339,568 of the shares shown; and that Barclays Global Investors Japan Limited has sole voting and sole dispositive power as to 1,064,136 of the shares shown. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)	Based on Schedule 13G/A filed with the SEC on or about February 14, 2007, reporting beneficial ownership as of December 31, 2006. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and sole dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power of 81,624 of the shares shown; State Farm Life Insurance Company has sole voting and sole dispositive power as to 532,400 of the shares shown and shared voting and dispositive power of 10,680 of the shares shown; State Farm Fire and Casualty Company has sole voting and sole dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power of 10,460 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and shared dispositive power as to 14,423 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 1,867,200 of the shares shown and shared voting and dispositive power of 8,760 of the shares shown; and that State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,176,800 of the shares shown.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com. The information on our website is not a part of this proxy statement. You may also obtain a written copy of the Corporate Governance Principles by contacting Nucor’s Corporate Secretary at our executive offices.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics applies to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. Both of these documents are available on our website at www.nucor.com. You may also obtain a written copy of these codes of ethics by contacting Nucor’s Corporate Secretary at our executive offices.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine that the director does not otherwise have any direct or indirect material relationship with the Company. As permitted by the corporate governance rules of the NYSE, the Board of Directors has adopted categorical standards to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These categorical standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2007, the Board of Directors reviewed the status of each director, applying the independence standards of the corporate governance rules of the NYSE and those set forth in Nucor’s Corporate Governance Principles. In their review, the Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The relationships that the Board of Directors reviewed and considered included the following. Peter C. Browning is a director of Wachovia Corporation, a bank holding Company whose principal bank subsidiary, Wachovia Bank, N.A., is one of the participating banks in the Company’s unsecured revolving credit facility and provides other commercial banking services to the Company. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s) all fall below the thresholds in the categorical standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Chairman, President and Chief Executive Officer, are independent as defined in Nucor’s Corporate Governance Principles and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held eight meetings during 2006. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Lead Director.    In May 2006, the Board approved the designation of a Lead Director. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2006, the Board appointed Peter C. Browning to serve as Lead Director. The Lead Director’s responsibilities are set forth in the Company’s Corporate Governance Principles and include:

•	Providing leadership to the Board of Directors;

•	Chairing board meetings in the absence of the Chairman;

•	Organizing, setting the agenda for and leading executive sessions of the independent directors without the attendance of management;

•	Serving as a liaison between the Board and the Chairman;

•	Consulting with the Chairman and the Secretary to set the agenda for Board meetings; and

•	Meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly board meeting at regularly scheduled executive sessions and as necessary prior to or after other board meetings. Mr. Browning presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    In accordance with Nucor’s policy requiring all directors to attend the annual meeting of stockholders, all of Nucor’s directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com. You may also obtain a written copy of these charters by contacting Nucor’s Corporate Secretary at our executive offices.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek and Mr. Milchovich. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship with the Company, its management or the independent registered public accounting firm appointed by the Audit Committee that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during 2006.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s executive officers.

In making its determinations with respect to executive compensation, the Committee is supported by James M. Coblin, Nucor’s Vice President of Human Resources. In addition, the Company has historically engaged the services of a compensation consultant. In 2006, the Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Chief Executive Officer and other executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including reviewing and developing the peer groups, structuring a new restricted stock unit program, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of this proxy statement.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the Vice President of Human Resources and the Corporate Secretary interact with the consultants in order to provide compensation and performance data for the executive officers and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Chief Executive Officer and Chief Financial Officer regarding its consulting work product prior to presentation to the Committee in order to confirm its alignment with the Company’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee.

The Committee frequently requests the Chairman and Chief Executive Officer to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Chairman and Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

The Committee meets with the Chairman and Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Committee’s deliberations. Decisions regarding other executive officers are made by the Committee after considering recommendations from the Chairman and Chief Executive Officer.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek, Mr. Kasriel and Mr. Milchovich. All of the members of the

Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held five meetings during 2006.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kasriel and Mr. Milchovich. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held five meetings during 2006.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for re-election, each committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for re-election, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

How to Communicate with the Board of Directors and Non-management Directors.    Interested persons wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter C. Browning or any other individual director in care of Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Browning, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor will be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders or other interested persons that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

NOMINATING DIRECTORS

Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain certain information about the nominee and the stockholder submitting the nomination including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares beneficially owned by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the stockholder’s name and address, as they appear on our books and records and the number of shares beneficially owned by that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

In evaluating potential nominees for election as members of the Board, the Committee considers the following to be minimum qualifications that any nominee must possess. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

In 2006, non-employee directors were paid standard directors’ fees of $60,000 annually, in $15,000 quarterly payments, including meeting fees. The Non-Executive Chairman of Nucor was paid $90,000, in $22,500 quarterly payments, including meeting fees. In May 2006, the CEO was appointed Chairman and the former Non-Executive Chairman was appointed Lead Director. The Lead Director received the same compensation he received as Non-Executive Chairman. The chairmen of the Governance and Nominating Committee and the Compensation and Executive Development Committee received an additional $6,000 each, in $1,500 quarterly payments. The chairman of the Audit Committee received an additional $12,000, in $3,000 quarterly payments.

Directors who are not senior officers of Nucor are granted each June 1 restricted stock units under the Company’s 2005 Stock Option and Award Plan. In 2006, the number of restricted stock units awarded was equal to $60,000 ($90,000 in the case of the Lead Director) divided by the fair market value of a share of Nucor common stock on the last trading day immediately preceding the grant date and rounding the number so determined down to the next whole unit. The restricted stock units granted to each non-employee director are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

In 2007, the value of restricted stock units to be awarded to non-employee directors will be increased to $100,000 ($140,000 in the case of the Lead Director).

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2006. Bernard L. Kasriel joined the Nucor Board of Directors on January 1, 2007 and is therefore not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(h)
Peter C. Browning	$96,000	$89,953	$18,226	$204,179
Clayton C. Daley, Jr.	72,000	59,951	12,147	144,098
Harvey B. Gantt	60,000	59,951	12,147	132,098
Victoria F. Haynes	66,000	59,951	12,147	138,098
James D. Hlavacek	60,000	59,951	12,147	132,098
Raymond J. Milchovich	60,000	59,951	12,147	132,098

(1)	Stock and option awards are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” and include awards granted in prior periods. Our policy and assumptions made in the valuation of share-based payments are contained in notes 1 and 9 of Item 15 of the Annual Report on Form 10-K.

As of December 31, 2006, non-employee directors held options to acquire Nucor stock granted to them prior to 2006 under the Company’s non-employee director stock option plan.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Peter C. Browning	3,112	$28.86	8/31/12
	2,922	30.73	2/29/12
	4,644	19.68	8/31/11

Total Options	10,678

Clayton C. Daley, Jr.	2,074	28.86	8/31/12
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

Total Options	10,882

Harvey B. Gantt	—	—	—

Victoria F. Haynes	1,948	30.73	2/29/12

Total Options	1,948

James D. Hlavacek	2,074	28.86	8/31/12
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

Total Options	10,882

Raymond J. Milchovich	2,074	28.86	8/31/12
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

Total Options	10,882

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006 is as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended by SAS No. 99.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on management’s assessment of the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the review and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Raymond J. Milchovich

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2005 and 2006, fees billed for services provided by PwC were as follows:

	2005	2006
Audit Fees (1)	$1,579,445	$1,589,500
Audit-Related Fees (2)	272,819	8,000
Tax Fees (3)	167,553	353,288
All Other Fees	—	—

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of Nucor’s audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.” This category includes fees associated with evaluations of acquisition candidates.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

In 2005 and 2006, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It explains how the Compensation and Executive Development Committee (the “Committee”) makes executive compensation decisions, the data used and the reasoning behind the decisions that are made.

Following this CD&A are several tables outlining the compensation of our Named Executive Officers (“NEOs” or “Executive Officers”) and associated narratives that explain information in the tables. Also included is a section providing information about potential compensation in the event of the termination of an Executive Officer under several different situations.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports the Company’s overall management philosophy. Our philosophy is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them not just for showing up, but for producing results.

Nucor takes an egalitarian approach to providing benefits to its employees. That is, the upper levels of management do not enjoy better benefits such as insurance programs, vacation schedules or holidays. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s NEOs. In addition, Executive Officers do not receive traditional executive perquisites such as company cars, executive dining rooms or executive parking places.

The Company believes that the compensation provided to its Executive Officers should be commensurate and aligned with the performance of the Company and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide incentives that are based on overall Company performance, and (3) pay guaranteed compensation, meaning those elements of pay, such as base salary and benefits, that are not dependent on performance, that is below the median for similar size manufacturing companies.

The objectives of our Executive Officer compensation plans are to:

•	Retain the services of our Executive Officers.

•	Motivate our Executive Officers to advance the interests of the Company and build stockholder value.

•	Reward our Executive Officers for their contributions to the success of the Company and to the stockholder value that they help create.

•	Measure the success of the Company through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and sales growth.

•	Reward Executive Officers as a team based on overall Company performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two peer groups: a group of steel industry competitors and a group of well respected capital intensive companies that have been high performing at the time they were added to the peer group. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. It is important to note that Nucor has earned a profit every year since 1966, through business cycles where peer companies showed losses. In the event the incentive plans do not produce their intended result, the Committee reserves the right to reduce any annual incentive payment or long-term incentive award on a discretionary basis.

Base salaries are set below the median of peer companies. Therefore, the Company recognizes the risk that Executive Officers may earn below median levels of compensation when Company performance is poor, even if an Executive Officer’s individual performance may be superior. This has in the past and may result in the future in Executive Officers earning less than their counterparts in other similar size manufacturing companies.

A portion of the compensation Executive Officers may earn under the incentive plans are stock-based awards that must be held until retirement. The requirement to hold stock-based awards until retirement supports the Company’s objectives of retention and succession planning. In this respect, the Company has been successful. All Executive Officers have been with the Company for more than 15 years.

The Board of Directors has adopted stock ownership guidelines for Nucor’s Executive Officers to further link the interests of management and Nucor’s stockholders. The guideline number of shares ranges from 180,000 shares for the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares within five years of being elected an officer. All Nucor Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2006.

Internal Revenue Code Section 162(m) limits the amount of compensation paid to the NEOs that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time vested restricted stock units, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to the NEOs must be deductible.

Components of Compensation

The Company provides four compensation components:

•	Base Salary

•	Annual Incentives

•	Long-term Incentives

•	Benefits

These components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, we provide Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for the Company.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Company performance. Individual performance is not taken into account. Individuals who do not perform are not employed by Nucor.

Base Salary

With the assistance of the Vice President of Human Resources and its independent compensation consultant, the Committee reviews national compensation surveys of executives of similar size manufacturing companies. The Committee’s goal is to set the base salaries of Nucor’s Executive Officers at approximately 90% of the median base salary level for comparable positions. The Committee sets base salaries below the median because of the Committee’s desire to orient the total pay of the Executive Officers significantly towards at-risk incentive compensation.

Over time, the Chief Executive Officer’s base salary has slipped significantly below the 90% of median target level. While the Committee considers market data important in its decision to adjust base salaries, the Committee also considers the relationship between each senior officer’s compensation.

The Committee increased the base salaries of Nucor’s Executive Officers in fiscal year 2006 by 2.5% to bring all of them, with the exception of the CEO, approximately in line with the 90% of median target level. The CEO’s base salary has been and remains below 90% of the median target level.

Name	Position	2005 Salary	Salary Adjustment	2006 Salary
Daniel R. DiMicco	Chairman, President and Chief Executive Officer	$707,300	2.5%	$725,000

Terry S. Lisenby	Chief Financial Officer, Treasurer and Executive Vice President	403,900	2.5%	413,900

John J. Ferriola	Executive Vice President	367,200	2.5%	376,300

Hamilton Lott, Jr.	Executive Vice President	367,200	2.5%	376,300

D. Michael Parrish	Executive Vice President	367,200	2.5%	376,300

Joseph A. Rutkowski	Executive Vice President	367,200	2.5%	376,300

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on the Company’s performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary:

•

Seventy-five percent of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. At the beginning of each fiscal year, the Committee establishes a threshold ROE of not less than 3% and not more than 7% that must be achieved before any award is earned. For fiscal 2006, the Committee set the threshold at 7%. If Nucor achieves the threshold ROE, Executive Officers will earn an incentive award equal to 20% of base salary. If Nucor’s ROE for the fiscal year exceeds 20%, Executive Officers will earn an incentive award equal to the maximum 225% of base salary. A prorated incentive award is earned for ROE that exceeds the threshold but is less than 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on a comparison of Nucor’s net sales growth with the net sales growth of members of a steel industry peer group (discussed below) as follows:

Steel Peer Group Rank (1)	Percentage of AIP Award Opportunity	AIP Award (% of Base Salary)
1	100%	75.00%
2	90%	67.50%
3	80%	60.00%
4	70%	52.50%
5	55%	41.25%
6	40%	30.00%
7	30%	22.50%
8	20%	15.00%
9	10%	7.50%
10	0%	0.00%

(1)	The table represents potential AIP awards for 2006 net sales growth. The peer group for future years may include more or less peer companies. The potential awards are adjusted to reflect the number of peer companies in the group.

Executive Officers may elect to defer receipt of up to one-half of any AIP award. Any deferred award is converted into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55 while employed or in the event the Executive Officer dies or becomes disabled before age 55 while employed. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on all common stock units in cash within 30 days of when stockholders are paid.

2006 Performance

Based on Nucor’s ROE and net sales growth for 2006, Executive Officers earned the maximum award of 225% of base salary for the ROE performance measure and an award of 52.50% of base salary for the net sales growth performance measure, receiving total incentive compensation under the AIP equal to 277.50% of base salary.

None of the NEOs elected to defer their 2006 AIP awards.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the Long-Term Incentive Plan (“LTIP”) based on Nucor’s performance during the LTIP’s performance periods. The LTIP performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the number of shares in the target award. Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to its principal competitors in the steel industry based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to a peer group of high-performing companies in capital-intensive industries based on the table below.

Steel Peer Group (1)		+	High-Performing Peer Group (1)		=	Total Award as a % of Target
Rank	Award as a % of Target		Rank	Award as a % of Target
1 or 2	100%	+	1 or 2	100%	=	200%
3 or 4	75%	+	3 or 4	75%	=	150%
5	60%	+	5 or 6	60%	=	120%
6	50%	+	7 or 8	50%	=	100%
7	40%	+	9 or 10	40%	=	80%
8	25%	+	11	25%	=	50%
9 or 10	0%	+	12 or 13	0%	=	0%

(1)	The table represents the potential awards based on the LTIP performance period that began January 1, 2006. The peer group for other performance periods may include more or less peer companies. The potential awards are adjusted to reflect the number of peer companies in the group.

One-half of the LTIP is paid in cash; one-half of the LTIP is paid in restricted stock. One-third of the restricted stock vests upon each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of the LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid on deferred restricted stock awards in cash within 30 days of when stockholders are paid.

2006 Performance

Nucor’s ROAIC for the LTIP performance period that began January 1, 2004 and ended December 31, 2006 was greater than the ROAIC of all of the companies in both peer groups, resulting in the Executive Officers earning the maximum award of 200% of the number of shares in each Executive Officer’s target LTIP award. The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2007.

Restricted Stock Units

Prior to 2006, all of Nucor’s key employees, including its Executive Officers, received stock option awards on March 1 and September 1 each year. All outstanding stock options granted prior to 2006 are vested and currently exercisable. The Committee members believe that Nucor’s stock option grants provided and continue to provide incentive for all key employees, including the Executive Officers, by further identifying their interests with those of Nucor’s stockholders, since the key employees benefit only through increases in Nucor’s stock price.

Beginning in 2006, the Company was required to account for stock options as an expense in its financial statements. The Company considered the financial statement impact of future option grants and decided restricted stock units (“RSUs”) provide a better long-term incentive instrument for key employees; therefore, the Company stopped making option grants and began granting RSUs.

Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs becomes vested on each of the first three anniversaries of the June 1 award date, or upon the Executive Officer’s retirement (defined below) or death or disability while employed by Nucor.

Additional RSUs are granted based on the Company’s ROE for the prior fiscal year. The ROE-based RSUs vest upon the Executive Officer’s retirement or death or disability while employed by Nucor. The threshold ROE required for the grant of any ROE-based RSU is 5%. The maximum number of ROE-based RSUs is granted for ROE of 20% or more.

The base and ROE-based number of RSUs granted each June 1 is determined by dividing the dollar amount shown below for the Executive Officer’s position and the Company’s ROE for the preceding fiscal year (prorated for ROE between any of the levels shown below) by the closing price of the Company’s common stock on the last trading day immediately preceding the annual June 1 grant date.

Position	Base Amount of RSUs Granted each June 1	ROE-based RSUs Granted each June 1 (Based on Prior Fiscal Year ROE)
		5%	10%	15%	20%
		ROE	ROE	ROE	ROE
Chief Executive Officer	$400,000	$300,000	$600,000	$800,000	$1,000,000
Chief Financial Officer	100,000	150,000	200,000	300,000	400,000
Executive Vice President	83,333	125,000	166,667	250,000	333,333

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

Benefits

Executive Officer benefits are limited to benefits provided to all other full time employees on the same basis and at the same cost as all other full time employees. Nucor does not provide any tax gross ups.

Post Termination Compensation

Non-Compete and Non-Solicitation Agreements

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason other than death in exchange for monthly cash payments from the Company during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from one of Nucor’s competitors or encouraging any of Nucor’s employees to terminate their employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

Severance Benefits

Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under a general severance policy adopted by the Board of Directors that applies to all Nucor officers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his unvested deferral incentive common stock units under the AIP and his unvested shares of Nucor common stock granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Nucor does not provide any Executive Officer with change in control benefits other than accelerated vesting of previously granted RSUs. If an Executive Officer is terminated following a change in control, the Executive Officer would receive severance and non-compete payments as described above. Executive officers are responsible for taxes on all payments; no gross-ups are provided.

Post Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executives if their employment had terminated on December 31, 2006.

Name of Executive Officer	Voluntary Termination / Not for Cause Termination	Retirement (1)	For Cause Termination	Disability	Death
Daniel R. DiMicco	$6,330,607	$7,784,399	$4,872,000	$7,784,399	$2,912,399

Terry S. Lisenby	3,516,222	4,035,383	2,781,408	4,035,383	1,253,975

John J. Ferriola	5,240,747	—	2,528,736	6,171,247	3,642,511

Hamilton Lott, Jr.	3,504,109	3,936,743	2,528,736	3,936,743	1,408,007

D. Michael Parrish	5,240,747	—	2,528,736	6,656,571	4,127,835

Joseph A. Rutkowski	5,240,747	—	2,528,736	6,238,088	3,709,352

(1)	Messrs. Ferriola, Parrish and Rutkowski were not retirement-eligible as of December 31, 2006.

Use of Peer Groups

The Company believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to peers. Two peer groups are used, the Steel Peer Group and the High Performing Peer Group. The Committee sets the peer group members at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the peer group used for one performance period may differ from the peer group used in a different performance period.

The peer groups for performance periods that began in 2006 are comprised of the following companies:

Steel Peer Group	High-Performing Peer Group
AK Steel Holdings Corporation	Alcoa, Inc.
Commercial Metals Co.	Carlisle Companies Inc.
Dofasco, Inc.	Caterpillar Inc.
Gerdau Ameristeel Corporation	CSX Corp.
IPSCO Inc.	General Dynamics Corporation
Quanex Corporation	Ingersoll-Rand Co. Ltd.
Steel Dynamics, Inc.	Johnson Controls Inc.
United States Steel Corporation	Norfolk Southern Corporation
Worthington Industries, Inc.	Southwest Airlines Co.
Textron Inc
United Technologies Corporation
Vulcan Materials Co.

The Committee has used the following criteria for establishing peer groups:

1.	The steel peer group must be a group of not less than five (5) steel industry competitors.

2.	The high performing peer group must be a group of not less than ten (10) high performing companies in capital intensive industries.

3.	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

4.	Companies included in the high performance peer group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the peer groups annually. Companies may be added or dropped from the peer groups based on performance or product mix (in the case of the steel peer group). The Committee maintains a list of potential peer group companies and reviews the Company’s performance relative to these potential peer group companies, industry benchmarks and market indexes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Daniel R. DiMicco	2006	$725,000	$5,694,567	$121,760	$2,011,875	$2,704	$8,555,906
Chairman, President and Chief Executive Officer

Terry S. Lisenby	2006	413,900	3,345,347	60,874	1,148,573	3,352	4,972,046
Chief Financial Officer, Treasurer and Executive Vice President

John J. Ferriola	2006	376,300	2,629,371	50,730	1,044,233	3,750	4,104,384
Executive Vice President

Hamilton Lott Jr.	2006	376,300	2,646,042	50,730	1,044,233	3,750	4,121,055
Executive Vice President

D. Michael Parrish	2006	376,300	2,603,269	50,730	1,044,233	3,388	4,077,920
Executive Vice President

Joseph A. Rutkowski	2006	376,300	2,169,566	50,730	1,044,233	3,750	3,644,579
Executive Vice President

Stock and option awards are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123 (R), “Share-Based Payment,” and include awards granted in prior periods. Our policy and assumptions made in the valuation of share-based payments are contained in note 1 and 9 of Item 15 of the Annual Report on Form 10-K.

The Company does not maintain a pension plan or nonqualified deferred compensation plan for any employee.

The amount shown in the All Other Compensation column represents Company matching contributions to Nucor’s 401(k) retirement savings plan.

Grants Of Plan Based Awards

Name	Grant Date	Committee Approval Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Daniel R. DiMicco	6/1/06	2/21/06	RSP(1)							26,597	$1,399,933
			AIP(2)	$54,375	$1,685,625	$2,175,000
	1/1/06	12/5/05	LTIP(3)				4,618	18,473	36,945		616,259
	1/1/04	12/2/03	LTIP(4)							83,786	4,579,727

Terry S. Lisenby	6/1/06	2/21/06	RSP(1)							9,498	499,927
			AIP(2)	31,043	962,318	1,241,700
	1/1/06	12/5/05	LTIP(3)				2,637	10,546	21,092		351,815
	1/1/04	12/2/03	LTIP(4)							47,843	2,615,091

John J. Ferriola	6/1/06	2/21/06	RSP(1)							7,915	416,606
			AIP(2)	28,223	874,898	1,128,900
	1/1/06	12/5/05	LTIP(3)				2,397	9,588	19,176		319,856
	1/1/04	12/2/03	LTIP(4)							43,496	2,377,476

Hamilton Lott, Jr.	6/1/06	2/21/06	RSP(1)							7,915	416,606
			AIP(2)	28,223	874,898	1,128,900
	1/1/06	12/5/05	LTIP(3)				2,397	9,588	19,176		319,856
	1/1/04	12/2/03	LTIP(4)							43,496	2,377,476

D. Michael Parrish	6/1/06	2/21/06	RSP(1)							7,915	416,606
			AIP(2)	28,223	874,898	1,128,900
	1/1/06	12/5/05	LTIP(3)				2,397	9,588	19,176		319,856
	1/1/04	12/2/03	LTIP(4)							43,496	2,377,476

Joseph A. Rutkowski	6/1/06	2/21/06	RSP(1)							7,915	416,606
			AIP(2)	28,223	874,898	1,128,900
	1/1/06	12/5/05	LTIP(3)				2,397	9,588	19,176		319,856
	1/1/04	12/2/03	LTIP(4)							43,496	2,377,476

(1)	Represents restricted stock units awarded June 1, 2006 under the Restricted Stock Unit Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2006. The threshold and maximum amounts shown are equal to 7.5% and 300%, respectively, of each Executive Officer’s base salary. The AIP does not have a target award. The target amounts shown are equal to the AIP award for 2005 performance of 232.5% of base salary. For the 2006 performance period, the Executive Officers earned awards of 277.5% of base salary under the AIP. The dollar amounts of those awards are presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2006-2008 performance period. The awards, if any, will be made in March 2009. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents the award earned under the LTIP for the 2004-2006 performance period. The awards were made in March 2007.

Non-Equity Incentive Plan Awards

Under the AIP, a senior officer, including all NEOs, may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the senior officer’s base salary. Seventy-five percent of the maximum incentive award (i.e., up to 225% of base salary) is available for award based on Nucor’s ROE. At the beginning of each fiscal year, the Committee establishes a threshold ROE of not less than 3% and not more than 7% that must be achieved before any award may be made to senior officers based on Nucor’s ROE. If Nucor achieves the threshold ROE, senior officers will earn an incentive award equal to

20% of the senior officer’s base salary. If Nucor’s ROE for the fiscal year exceeds 20%, senior officers will earn an incentive award equal to the maximum 225% of the senior officer’s base salary that may be awarded under the AIP based on Nucor’s ROE. The amount of the incentive award that is earned for ROE that exceeds the threshold but is less than 20% is determined by linear interpolation. The remaining 25% of the maximum annual award available under the AIP (i.e., up to 75% of the senior officer’s base salary) is awarded based on a comparison of Nucor’s net sales growth with the net sales growth of members of a steel industry peer group. If Nucor achieves the threshold under the net sales growth portion of the AIP, senior officers will earn an incentive award equal to 7.5% of the senior officer’s base salary.

The AIP has no stated target. If Nucor’s performance had been the same as the prior year (2005), a senior executive would have earned a bonus of 232.5%. When an incentive plan has no stated target performance level, we are required to report as “Target” in column (d) of the table an amount based on the prior year’s performance. Therefore, the amounts listed in column (d) of the table under “Target” reflect an AIP award of 232.5%. Actual performance for the period ended December 31, 2006 resulted in an AIP award of 277.5%.

Equity Incentive Plan Awards

Restricted Stock Unit Plan (“RSP”)

Each year, on or about June 1, participants are granted a threshold or base amount of restricted stock units as long as Nucor’s earnings for the prior fiscal year are positive. An additional amount of restricted stock units may be granted based on Nucor’s ROE for the prior year. In 2005, Nucor’s ROE exceeded the maximum performance goal and the executive officers received awards for both earnings and ROE performance. The restricted stock unit awards were granted on June 1, 2006 and are reported in column (i).

Long Term Incentive Plan (“LTIP”)

Under the LTIP senior officers earn incentive compensation based on Nucor’s financial performance during the LTIP’s performance periods. The performance periods under the LTIP commence every January 1 and generally last for three years. The LTIP has shorter performance periods for the first two years a senior officer participates in the LTIP. All of the NEOs participate in incentives with three-year performance periods. The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The number of shares is determined by dividing 85% of each senior officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that a senior officer may earn under the LTIP is equal to 200% of the number of shares in the target award. The target award for a performance period is prorated if a senior officer commences participation in the LTIP after the beginning of the performance period. The threshold award is equal to 25% of the number of shares in the target award. Fifty percent of the LTIP award for a performance period is based on Nucor’s return on average invested capital (“ROAIC”) for the performance period relative to its principal competitors in the steel industry. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to high-performing companies in capital-intensive industries. The range of potential grants for the performance period January 1, 2006 through December 31, 2008 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock.

Actual performance for the LTIP performance period ending December 31, 2005 resulted in restricted stock awarded on March 10, 2006 as follows:

Shares Awarded March 10, 2006
Daniel R. DiMicco	55,156
Terry S. Lisenby	31,488
John J. Ferriola	28,624
Hamilton Lott, Jr.	28,624
D. Michael Parrish	28,624
Joseph A. Rutkowski	28,624

One-third of the restricted shares awarded on March 10, 2006 will become vested upon each of the first three anniversaries of the issuance date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. Mr. DiMicco elected to receive payment of his restricted stock award in restricted stock units in accordance with the LTIP. Pursuant to SFAS No. 123(R), these shares were granted at the beginning of the performance period, January 1, 2003, and are therefore not reported in the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
Daniel R. DiMicco	20,790	$28.86	8/31/12
	19,524	30.73	2/29/12
	9,796	12.25	8/31/09
	9,808	12.24	8/31/08
	8,312	12.15	2/28/07

Total Options	68,230

				26,597	(1)	$1,453,792
							36,945	(2)	$2,019,438
							40,203	(3)	2,197,488
Terry S. Lisenby	10,394	28.86	8/31/12
	9,762	30.73	2/29/12

Total Options	20,156

				9,498	(1)	519,161
							21,092	(2)	1,152,890
							22,958	(3)	1,254,864
John J. Ferriola	8,662	28.86	8/31/12
	8,134	30.73	2/29/12
	12,700	19.68	8/31/11
	15,432	16.20	2/28/11
	19,496	12.82	8/31/10
	11,920	12.25	8/31/09
	10,200	14.31	2/28/09
	8,988	12.24	8/31/08
	9,052	12.15	2/28/07

Total Options	104,584

				57,531	(1)	3,144,644
							19,176	(2)	1,048,158
							20,872	(3)	1,140,842
Hamilton Lott, Jr.	8,662	28.86	8/31/12
	8,134	30.73	2/29/12
	12,700	19.68	8/31/11

Total Options	29,496

				7,915	(1)	432,634
							19,176	(2)	1,048,158
							20,872	(3)	1,140,842
D. Michael Parrish	5,198	28.86	8/31/12
	8,134	30.73	2/29/12
	7,620	19.68	8/31/11

Total Options	20,952

				57,531	(1)	3,144,644
							19,176	(2)	1,048,158
							20,872	(3)	1,140,842
Joseph A. Rutkowski	8,662	28.86	8/31/12
	8,134	30.73	2/29/12
	12,700	19.68	8/31/11

Total Options	29,496

				57,531	(1)	3,144,644
							19,176	(2)	1,048,158
							20,872	(3)	1,140,842

(1)	Represents RSU awards granted in 2006 and any unvested awards earned under the LTIP valued using the December 31, 2006 closing stock price.

(2)

Represents the expected number of restricted shares earned under the LTIP for the 2006-2008 performance period valued using the December 31, 2006 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2006.

(3)	Represents the expected number of restricted shares earned under the LTIP for the 2005-2007 performance period valued using the December 31, 2006 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2006.

Prior to 2006, stock option awards were granted to all key employees, including its Executive Officers under Nucor’s Incentive Stock Option Plans. All outstanding options under the Incentive Stock Option Plans are currently exercisable and expire seven years after the grant date. Awards under this plan ceased after the September 1, 2005 grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Daniel R. DiMicco	—	$—	55,156	$2,509,598
Terry S. Lisenby	45,288	1,114,422	67,176	3,293,931
John J. Ferriola	4,668	175,353	11,448	520,884
Hamilton Lott, Jr.	43,092	1,532,220	28,624	1,302,392
D. Michael Parrish	18,896	725,196	11,448	520,884
Joseph A. Rutkowski	63,684	2,520,060	11,448	520,884

Stock awards vesting in 2006 are comprised of restricted stock granted under the LTIP for the performance periods ending in December 31, 2003, December 31, 2004 and December 31, 2005. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2006, Messrs. DiMicco and Lott were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ending December 31, 2005. Mr. Lisenby attained age 55 in 2006 and became fully vested in all shares granted for the performance periods ending in 2003, 2004 and 2005.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Bernard L. Kasriel

Raymond J. Milchovich

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	3,408,223	(2)	$20.18	21,045,181	(4)
Equity compensation plans not approved by stockholders (5)	35,938		21.88	0	(6)

	3,444,161		$20.21	21,045,181

(1)	Includes the Nucor Corporation Senior Officers Annual Incentive Plan (the “AIP”), the Nucor Corporation Senior Officers Long-Term Incentive Plan (the “LTIP”), the 1997 Key Employees Incentive Stock Option Plan (the “1997 Plan”) and the 2005 Stock Option and Award Plan (the “2005 Plan”). The 2005 Plan was approved by Nucor stockholders at the 2005 annual meeting. The 2005 Plan replaced and superseded the 2003 Key Employees Incentive Stock Option Plan (the “2003” Plan) and the 2001 Non-Employee Director Equity Plan (the “Non-Employee Director Plan”) provided that any awards made under the 2003 Plan and the Non-Employee Director Equity Plan prior to the 2005 annual meeting remain outstanding in accordance with their terms. The 2003 Plan was approved by Nucor’s stockholders at the 2003 annual meeting.

(2)	Includes 45,555 deferred stock units awarded and outstanding under the AIP; 203,694 deferred stock units awarded and outstanding under the LTIP; 1,384,164 stock options awarded and outstanding under the 1997 Plan; a total of 1,040,902 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan; and 733,908 restricted stock units awarded and outstanding under the 2005 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and restricted stock units.

(4)	Represents 2,731,253 shares available under the AIP and LTIP, no shares available under the 1997 Plan and the 2003 Plan and 18,313,928 shares available under the 2005 Plan.

(5)	Represents outstanding stock options awarded before the 2005 annual meeting under the Non-Employee Director Plan.

(6)	No additional options will be awarded under the Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    Prior to 2006, directors who are not employees were granted options semi-annually. The exercise price of the options is equal to the market value of Nucor common stock on the date of grant. The options became exercisable six months after the grant date and expire seven years after the grant date.

No options have been awarded under this Plan since March 2005, and no additional options will be awarded under this Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Nucor common stock on Forms 3, 4 and 5 with the SEC and NYSE. The Company has reviewed all reports filed by its executive officers and directors and written representations made by its executive officers and directors with respect to the completeness and timeliness of their filings. Based solely on such review, all filings were timely made in 2006.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Unless otherwise specified, proxies will be voted FOR the proposal.

PROPOSAL 3

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund, a stockholder of Nucor, intends to present the proposal set forth below for consideration at the Annual Meeting. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

“Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.”

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s board of directors recommends a vote AGAINST this proposal. Nucor’s existing Corporate Governance Principle increases director accountability and addresses the proponent’s concerns about giving stockholders a meaningful role in the director election process. The Corporate Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the proponent acknowledges, this Corporate Governance Principle gives the board of directors appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election. Recent amendments to the Delaware General Corporation Law enhancing the enforceability of director resignations (by allowing them to be made effective upon the happening of a future event, coupled with authority to make them irreversible) will serve to strengthen the efficacy of Nucor’s Corporate Governance Principle.

A Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Retaining the plurality vote standard, which is used by almost all public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders have the ability to express their preferences by cumulating their votes. Cumulative voting, which most public companies do not allow, gives Nucor’s stockholders unique leverage in voting on the election of directors. It allows stockholders to cast all of their available votes in director elections for a single director nominee, thereby enhancing the voting power of minority stockholders. The Nucor Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws, the Council of Institutional Investors and the Institutional Stockholder Services Institute for Corporate Governance to conclude that majority voting should not apply to public companies that allow cumulative voting.

The proponent argues that under the plurality vote standard a director could be elected with “a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from the nominee.” However, that remote, theoretical possibility does not accurately reflect the actual results experienced by Nucor using the plurality standard for director elections. In the past three years, Nucor directors have, on average, received the affirmative vote of 98.52% of the shares voted in director elections. In fact, no director nominee has received less than 97.48% of the votes cast.

The proponent further argues that a majority vote standard would “improve the performance of individual directors and entire boards.” However, the management team at Nucor, under the direction of the current Board of Directors, has delivered to the company and its stockholders the following performance over the past three years:

•	Net income increased from $62.8 million in 2003 to $1.758 billion in 2006 (an increase of 2,699%);

•	Earnings per share (fully diluted) increased from $0.20 in 2003 to $5.68 in 2006 (an increase of 2,740%);

•	Stock price increased from $14.00 at year end 2003 to $54.66 at year end 2006 (an increase of 290%);

•	Cash dividends paid to stockholders increased from $61.8 million in 2003 to $577.8 million in 2006 (an increase of 835%).

[The earnings per share and stock price numbers above have been adjusted to reflect the 2 for 1 stock splits declared by the Board in 2004 and 2006.]

The proponent’s proposal makes a generic, one-size-fits all argument with respect to director elections. This approach is neither necessary nor appropriate for Nucor. Under the current plurality vote standard, Nucor’s stockholders have consistently and overwhelmingly elected a board comprised of highly qualified directors from diverse backgrounds. These directors, and the management team selected by them, have delivered impressive performance and outstanding stockholder value. It is hard to conceive how the proponent’s proposal could improve such performance. Your Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters to the 2007 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2008 annual meeting of stockholders must be received by Nucor not later than November 28, 2007. Any stockholder proposal intended to be presented at the 2008 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor no more than 90 days but at least 60 days before the date of such meeting. The 2008 annual meeting of stockholders is expected to be held on May 8, 2008. Based on the estimated meeting date, any proposals received earlier than February 8, 2008 or later than March 10, 2008 may be excluded from the meeting.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Shareholder Communications Inc. (“GSC”) to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to GSC by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities and Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the Securities Exchange Act of 1934 (the “1934 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

DANIEL R. DIMICCO

Chairman, President and

Chief Executive Officer

March 26, 2007

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

NUCOR PROXY 1915 Rexford Road, Charlotte, North Carolina 28211 Phone (704) 366-7000 Fax (704) 362-4208

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2007 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 10, 2007, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and Terry S. Lisenby, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2007 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1. Elect three directors to a term of three years

2. Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2007

3. Vote on stockholder proposal

4. Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposal 2, AGAINST proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE 14475

ANNUAL MEETING OF STOCKHOLDERS OF NUCOR May 10, 2007

Proof #2 PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. - OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Elect as directors the three nominees

NOMINEES:

FOR ALL NOMINEES

Daniel R. DiMicco James D. Hlavacek, Ph.D. Raymond J. Milchovich

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

Nucor’s Board of Directors recommends a vote FOR proposal 2.

FOR AGAINST ABSTAIN

2. Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2007

Nucor’s Board of Directors recommends a vote AGAINST proposal 3.

3. Stockholder proposal

4. In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposal 2 and AGAINST proposal 3 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.